Exhibit 4.42

UNION PLAZA NO. 2003008

EXTENSION AGREEMENT 3

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B shall lease Unit 1207/08, 12/F, Union Plaza with a total usage area of 178 square meters.
2.	Party B shall lease from December 7, 2006 to March 31, 2007.
3.	Party B shall lease at a monthly rent of RMB189.00 (including property management fee) per square meter (usage area), total amount of rent per month being RMB33642.00.
4.
Party B shall enjoy a 10-day renovation rent-free period from December 7, 2006 to December 16, 2006. No rent shall be payable to Party A during this period, only an amount of RMB41.40 per square meter per month shall be payable as property fee, total amount of which shall be RMB2377.00. Under this agreement, Party B shall pay to Party A an amount of RMB119581.00 being the rent and management fee.

5.	This agreement shall come into effect upon Party B paying a 3-month rental deposit on the date of signing, being a total amount of RMB100926.00.
6.	This renewal agreement consists of two identical copies, and each party keeps one copy.
7.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

		[Seal]			[Seal]

Handling Person:			Handling Person: /s/ Yao Hui Ling

Date: November 27, 2006			Date: November 27, 2006